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EXHIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Patriot Scientific Corporation
San Diego, California


We hereby consent to the use in the Prospectus constituting a part of this Pre-effective Amendment No. 2 to the Registration Statement of our reports dated August 9, 2001, except for Note 1, dated as of August 15, 2001, relating to the consolidated financial statements and the financial statement schedule of Patriot Scientific Corporation, which are contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the captions "Selected Financial Data" and "Experts" in the Prospectus.


/s/  BDO Seidman, LLP


Denver, Colorado
October 29, 2001


                                     Ex-11